                                                                    EXHIBIT 2.04

     This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities commission or similar authority in Canada has in any way passed upon the merits of the securities offered hereunder and any representation to the contrary is an offence. These securities have not been and will not be registered under the United States Securities Act of 1933, as amended and, subject to certain exceptions, may not be offered or sold, directly or indirectly, within the United States or to U.S. Persons. These securities are being issued to holders of special warrants of the Company in connection with the exercise of such special warrants and this short form prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of these securities in the United States. See "Plan of Distribution".

     Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Granges Inc. at 709-700 West Pender Street, Vancouver, British Columbia, V6C 1G8 (Telephone: (604) 687-2831).

Additional Issue                                                    July 2, 1996
                                  GRANGES INC.

                            9,699,800 COMMON SHARES
                                      AND
                    9,426,999 COMMON SHARE PURCHASE WARRANTS

     This short form prospectus qualifies the distribution of 9,699,800 common shares ("Common Shares") and 9,426,999 common share purchase warrants (the "Warrants") of Granges Inc. (the "Company") issuable upon the exercise, or deemed exercise, of 11,747,738 special warrants (the "Special Warrants") previously distributed by the Company pursuant to prospectus exemptions (the "Special Warrant Private Placements").

     Of the Special Warrants, 9,699,800 Special Warrants (the "Underwritten Special Warrants") were issued under a warrant indenture dated as of April 25, 1996 (the "Underwritten Special Warrant Indenture") between the Company and Montreal Trust Company of Canada (the "Trustee") and 2,047,938 Special Warrants (the "LB Special Warrants") were issued under a warrant indenture dated as of June 7, 1996 (the "LB Special Warrant Indenture") between the Company and the Trustee. The Underwritten Special Warrants were issued and sold to investors on April 25, 1996 pursuant to an underwriting agreement dated as of April 15, 1996 between the Company and ScotiaMcLeod Inc., First Marathon Securities Limited, Yorkton Securities Inc. and Goepel Shields & Partners Inc. (collectively, the "Underwriters") at a price of $2.60 per Underwritten Special Warrant. The LB Special Warrants were issued to L.B. Mining Co. ("LB Mining"), an Idaho general partnership at arm's length to the Company, on June 7, 1996 pursuant to an agreement (the "Guariche Option Agreement") dated as of June 7, 1996 between the Company and LB Mining under which LB Mining granted to the Company the right to explore for minerals on mining concessions (the "Guariche Properties") owned by two corporations wholly-owned by LB Mining which are organized under the laws of Venezuela, Corporacion Minera Nacional, C.A. and Aerominas, C.A. (collectively, the "LB Subsidiaries"), and granted to the Company the option (the "Guariche Option") to acquire the LB Subsidiaries. The LB Special Warrants were issued as part consideration for the grant of the Guariche Option to the Company. See "Recent Developments - Guariche Option Agreement". The Underwritten Special Warrants entitle holders thereof to acquire, at no additional cost, one Common Share and one-half of one Warrant (an "Underwritten Warrant") for each Underwritten Special Warrant exercised, for an aggregate of 9,699,800 Common Shares and 4,849,900 Underwritten Warrants. The LB Special Warrants entitle LB Mining to acquire, at no additional cost, one Warrant (a "Class A Warrant") and 1.2349792 Warrants ("Class B Warrants") for each LB Special Warrant exercised, for an aggregate of 2,047,938 Class A Warrants and 2,529,161 Class B Warrants. See "Details of the Offering".

     The Underwritten Warrants will be issued, upon exercise or deemed exercise of the Underwritten Special Warrants, under a warrant indenture dated as of April 25, 1996 between the Company and the Trustee (the "Underwritten Warrant Indenture"). Each whole Underwritten Warrant will entitle the holder thereof to acquire one Common Share at the price of $3.00 per share at any time until 4:30 p.m. (local time) on October 31, 1997. The Class A Warrants and Class B Warrants will be issued, upon exercise or deemed exercise of the LB Special Warrants, under a warrant indenture dated as of June 7, 1996 between the Company and the Trustee (the "Class A and B Warrant Indenture"). Each Class A Warrant will entitle LB Mining to receive one Common Share, at the deemed price of U.S.$2.44148 per share, at the time of exercise of the Guariche Option as partial payment of the purchase price for the LB Subsidiaries. If the Company exercises the Guariche Option and establishes certain mineable reserves of gold on the Guariche Property within two years of the exercise of the Guariche Option, each Class B Warrant will thereafter entitle LB Mining to acquire one Common Share, at the deemed price of U.S.$1.97694 per share, in partial payment of amounts owing by the Company to LB Mining for such reserves. See "Details of the Offering - LB Special Warrants".

     The issue price of the Underwritten Special Warrants was determined by negotiation between the Company and the Underwriters. The number of Class A Warrants and the Class B Warrants was determined by negotiation between the Company and LB Mining. The gross proceeds to the Company from the issue and sale of the Underwritten Special Warrants, upon release of such proceeds from escrow, will be $25,219,480 and the net proceeds to the Company will be approximately $23,760,000 after deducting the fee of $1,260,974 paid by the Company to the Underwriters in connection with the sale of the Underwritten Special Warrants and after deducting estimated expenses of the issuance of the Underwritten Special Warrants of approximately $200,000. See "Details of the Offering". No commission or fee will be payable to the Underwriters by the Company in connection with the distribution of the Common Shares and Underwritten Warrants upon the exercise or deemed exercise of the Underwritten Special Warrants. No commission or fee was paid or will be payable by the Company in connection with the issue and sale of the LB Special Warrants or in connection with the distribution of the Class A Warrants and the Class B Warrants upon the exercise or deemed exercise of the LB Special Warrants.

     There is no market through which the Underwritten Special Warrants or the Underwritten Warrants may be sold and none is expected to develop. The LB Special Warrants and the Class A Warrants and Class B Warrants are not transferable. The Common Shares are listed on The Toronto Stock Exchange (the "TSE") and the American Stock Exchange. On June 18, 1996, the closing price of the Common Shares on the TSE was $2.32.

     THE $2.60 FOR EACH UNDERWRITTEN SPECIAL WARRANT, WHICH WILL BE ALLOCATED TO EACH COMMON SHARE ISSUABLE ON EXERCISE OR DEEMED EXERCISE OF THE UNDERWRITTEN SPECIAL WARRANTS, EXCEEDS THE NET TANGIBLE BOOK VALUE PER COMMON SHARE AS AT DECEMBER 31, 1995 BY $0.84 OR 32% AFTER GIVING EFFECT TO THE ISSUE OF THE COMMON SHARES UPON THE EXERCISE OF THE UNDERWRITTEN SPECIAL WARRANTS. SEE "DILUTION".

     Certificates for the Common Shares and the Underwritten Warrants and for the Class A Warrants and the Class B Warrants will be available for delivery upon the exercise or deemed exercise of the Underwritten Special Warrants and LB Special Warrants, respectively.

     Certain legal matters relating to the securities qualified hereby have been passed upon by Ladner Downs, Vancouver, on behalf of the Company and by McCarthy Tetrault, Vancouver, on behalf of the Underwriters.

                               TABLE OF CONTENTS


                DOCUMENTS INCORPORATED BY REFERENCE.......... 3
                THE COMPANY.................................. 4
                RECENT DEVELOPMENTS.......................... 4
                USE OF PROCEEDS.............................. 5
                PLAN OF DISTRIBUTION......................... 6
                DETAILS OF THE OFFERING...................... 7
                SHARE CAPITAL................................ 9
                DILUTION..................................... 9
                ELIGIBILITY FOR INVESTMENT................... 9
                LEGAL MATTERS................................ 9
                PURCHASER'S STATUTORY RIGHTS.................10
                CONTRACTUAL RIGHT OF ACTION FOR RESCISSION...10
                CERTIFICATE OF THE COMPANY...................11
                CERTIFICATE OF THE UNDERWRITERS..............12

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents of the Company, which have been filed with the various provincial securities commissions or similar regulatory authorities in each of the provinces of Canada in which this short form prospectus is being filed, are incorporated by reference into this short form prospectus:

      (a) the Revised Initial Annual Information Form of the Company dated as of June 14, 1996 which incorporates the Company's annual report on Form 10-K pursuant to the United States Securities Exchange Act of 1934, as amended, for the fiscal year ended December 31, 1995 and the Company's Management Information and Proxy Circular dated as of April 9, 1996 for its annual general meeting of shareholders held on May 22, 1996;

      (b) the audited consolidated financial statements of the Company for the years ended December 31, 1994 and 1995 together with the auditors' report thereon;

      (c) unaudited consolidated interim financial statements of the Company for the three months ended March 31, 1996 and 1995;

      (d) the Management Information and Proxy Circular of the Company dated as of April 9, 1996 in connection with the annual general meeting of the shareholders of the Company held on May 22, 1996; and

      (e) material change reports dated June 11, 1996 relating to the signing of the Guariche Option Agreement; May 9, 1996 relating to the Company's 1996 first quarter results; May 3, 1996 relating to the closing of the sale of the Underwritten Special Warrants and the preliminary results of the first phase of the 1996 exploration program for the Company's subsidiary Zamora Gold Corp.; April 16, 1996 relating to the announcement of the issue of the Underwritten Special Warrants; April 9, 1996 relating to the resignation and appointment of a director of the Company; March 20, 1996 relating to the 1995 year end and 1995 fourth quarter results; March 1, 1996 relating to assay results from the Gold Bar project and the entering into of an option agreement to acquire the Guariche Properties in Venezuela; February 26, 1996 relating to the ruling of the arbitrator in the arbitration relating the Company's Hycroft mine; and January 17, 1996 relating to the resignation and appointment of certain officers of the Company.

     Any annual information forms, material change reports (excluding confidential material change reports), financial statements and information circulars subsequently filed by the Company with a securities commission or any similar regulatory authority in any province of Canada in which this short form prospectus is being filed after the date of this short form prospectus and prior to the termination of the distribution to which this short form prospectus relates, shall be deemed to be incorporated by reference into this short form prospectus.

     ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR THE PURPOSES OF THIS SHORT FORM PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES THAT STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT THAT IT MODIFIES OR SUPERSEDES. THE MAKING OF A MODIFYING OR SUPERSEDING STATEMENT SHALL NOT BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT AS MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS SHORT FORM PROSPECTUS.

                                  THE COMPANY

     Granges Inc. (the "Company") was originally incorporated on November 28, 1983 under the Company Act (British Columbia) and on May 1, 1995 amalgamated with Hycroft Resources & Development Corporation under the name "Granges Inc.". In this short form prospectus the term "Granges" means the Company and its principal subsidiaries.

     Granges is engaged, directly and through joint ventures, in the exploration for and the acquisition, development and operation of mineral properties in North and South America. Since 1971, the Company and its predecessor companies, previously owned by Granges AB of Sweden, have held participating interests in six mines, four of which were discovered by the Company. The Company has operated four of the six mines. The Company's principal mining operation is the Hycroft mine (formerly known as the Crofoot/Lewis mine) in the United States which produces gold and by-product silver. The Company also has approximately 22 undeveloped mineral properties covering approximately 180,800 hectares (446,750 acres) in various stages of evaluation. In 1995, the Company acquired a 41% equity interest in Zamora Gold Corp., a Canadian mineral exploration company that controls a large land position in the Nambija gold district of southern Ecuador.

     The Company's head office is situated at Suite 3000 - 370 Seventeenth Street, Denver, Colorado, 80202, U.S.A. and its registered and records offices are situated at Suite 709 - 700 West Pender Street, Vancouver, British Columbia, V6C 1G8.


                              RECENT DEVELOPMENTS

GUARICHE OPTION AGREEMENT

     On June 7, 1996 the Company entered into a definitive option agreement (the "Guariche Option Agreement") with LB Mining under which the Company has been granted the right to conduct exploration drilling and technical studies on the Guariche Properties during the option period (which terminates 150 days after the Second Option Payment as defined below) and the right to acquire the LB Subsidiaries which own the Guariche Properties (the "Guariche Option"). The consideration to be paid for the Guariche Option is U.S.$275,000 payable as to U.S.$125,000 (the "First Option Payment") upon receipt of documentation evidencing the LB Subsidiaries' ownership of the necessary exploitation concessions and occupancy permits for the Guariche Properties and as to U.S.$150,000 (the "Second Option Payment") upon receipt of exploration drilling permits for and upon the Company being satisfied there are no remaining overriding interests in the Guariche Properties. If the condition to the First Option Payment is satisfied by June 15, 1996 and the conditions to the Second Option Payment are satisfied by July 15, 1996 then the Company will be required to incur minimum exploration expenditures on the Guariche Properties of U.S.$350,000 during the option period. If the conditions to the First Option Payment or the Second Option Payment are not satisfied, the Company has the right to terminate the agreement or extend the date of the Second Option Payment by a further 30 days. Multiple 30 day extensions are permitted, but not beyond December 15, 1996. If, after making the Second Option Payment, the Company terminates its exploration activities without meeting its expenditure commitment of U.S.$350,000 during the option period, it must pay LB Mining a break-off fee of U.S.$500,000. As the condition to the First Option Payment was not satisfied by June 15, 1996, the Company intends to grant a 30 day extension.

     If drilling and technical studies completed during the option period satisfy the Company that the Guariche Properties contain a minimum proven and probable mineable reserve of 500,000 ounces or more of gold, the Company intends, but will not be obligated, to exercise the Guariche Option to purchase the LB Subsidiaries for U.S.$15,000,000 payable as to U.S.$10,000,000 in cash and as to U.S.$5,000,000 in the form of 2,047,938 Common Shares to be issued, at a deemed price of Cdn.$3.35 (U.S.$2.44148) per share, upon the deemed exercise of the Class A Warrants in accordance with the Class
A and B Warrant Indenture. See "Details of the Offering - LB Special Warrants". If the value of the Common Shares issuable upon exercise of the Class A Warrants, calculated upon the basis of the average trading price of the Common Shares on the TSE for the five business days immediately preceding the exercise of the Class A Warrants, is less than U.S.$5,000,000, the Company will pay LB
Mining the difference in cash.

     Under the terms of the purchase agreement to be entered into by the Company and LB Mining at the time of exercise of the Guariche Option by the Company, the Company will be obligated to incur at least U.S.$2,000,000 in exploration expenditures during the next two years, with at least U.S.$1,000,000 to be incurred during the first year. The purchase agreement will also provide for semi-annual payments within two years of exercise of the Guariche Option for proven and probable mineable reserves ("excess ounces") established by Granges on the Guariche Properties over and above 500,000 ounces at the rate of U.S.$30 per ounce. The purchase agreement will provide that if more than 500,000 excess ounces (over 1,000,000 total ounces) are established within two years after the exercise of the Guariche Option, LB Mining may elect to take U.S.$5,000,000 of the U.S.$15,000,000 that it would then be owed for the excess ounces in the form of 2,529,161 Common Shares, at a deemed price of Cdn.$2.70 (U.S.$1.97694) per share, by exercising the Class B Warrants in accordance with the Class A and B Warrant Indenture. See "Details of the Offering - LB Special Warrants".

     The purchase agreement will also provide that if more than 500,000 additional excess ounces (over the excess ounces, if any, established within the two years following the exercise of the Guariche Option) are established within the three years following such two year period, then the Company will pay LB Mining U.S.$30 per ounce for each additional excess ounce. If less than 500,000 of such additional excess ounces are established then, in lieu of the U.S.$30 per ounce payment, the Company will pay LB Mining a net smelter production royalty of 7.5% of net smelter returns from such additional excess ounces. The net smelter royalty will also be paid on all additional ounces established after the end of such three year period to the extent not previously paid for.

     The Company will pay LB Mining a premium for each excess ounce produced if, on the date of production of that excess ounce, the average P.M. fixing for gold on the London Metal Exchange is U.S.$450 or more calculated as follows:


                SPOT PRICE PER OUNCE          PREMIUM PER OUNCE
               ----------------------         -----------------
               U.S.$450.00 to $499.99             U.S.$3.00
               U.S.$500.00 to $549.99             U.S.$5.00
               U.S.$550.00 to $599.99             U.S.$7.00

and for each similar increase of U.S.$50.00 in the price of gold over U.S.$599.99, the Company will pay LB Mining an increased premium of U.S.$2.00 per ounce of gold above the U.S.$7.00 premium.


                                USE OF PROCEEDS

     The Company will not receive any additional consideration from the issuance of Common Shares and Underwritten Warrants upon the exercise or deemed exercise of the Underwritten Special Warrants. The net proceeds from the prior sale of the Underwritten Special Warrants were approximately $23,760,000 after deduction of the Underwriters' fee and estimated expenses of the offering. Approximately one-half of the net proceeds will be used for the acquisition of the LB Subsidiaries and exploration on the Guariche Properties if the Guariche Option is exercised. The remainder of the net proceeds will be used for the development of the Brimstone project at the Company's Hycroft mine and exploration on the Company's mineral properties in Nevada and Peru. Any remaining net proceeds, including unused proceeds if the Guariche Option is not exercised, will be used for general corporate purposes including ongoing exploration and development expenditures and acquisition opportunities as they arise.

                              PLAN OF DISTRIBUTION

     Under an underwriting agreement dated as of April 15, 1996 (the "Underwriting Agreement") between the Company and ScotiaMcLeod Inc., First Marathon Securities Limited, Yorkton Securities Inc. and Goepel Shields & Partners Inc. (collectively, the "Underwriters"), the Company agreed to sell and the Underwriters severally agreed to purchase, upon the terms and subject to the conditions contained therein, 7,690,000 Underwritten Special Warrants at a price of $2.60 per Underwritten Special Warrant, upon the terms and subject to the conditions contained therein. The Underwriters also agreed to endeavour to arrange for substituted purchasers of the Underwritten Special Warrants.

     Pursuant to the Underwriting Agreement, the Company also granted the Underwriters an option, exercisable in whole or in part at any time prior to April 25, 1996, to purchase up to an additional 2,010,000 Underwritten Special Warrants at a price of $2.60 per Underwritten Special Warrant. The option was exercised as to 2,009,800 Special Warrants.

     On April 25, 1996, the Company issued and sold pursuant to the Underwriting Agreement 9,699,800 Underwritten Special Warrants at a price of $2.60 per Underwritten Special Warrant under exemptions from the prospectus requirements of applicable securities legislation. The Underwritten Special Warrants were issued pursuant to an indenture (the "Underwritten Special Warrant Indenture") made as of April 25, 1996 between the Company and Montreal Trust Company of Canada (the "Trustee").

     The gross proceeds to the Company from the sale of the Underwritten Special Warrants, upon release of such proceeds from escrow pursuant to the Underwritten Special Warrant Indenture, will be $25,219,480. A fee of $0.13 per Underwritten Special Warrant was paid by the Company to the Underwriters in connection with the issue and sale of the Underwritten Special Warrants. No additional fee will be paid to the Underwriters in connection with the issue of Common Shares and Underwritten Warrants upon the exercise or deemed exercise of the Underwritten Special Warrants. The expenses of this issue, estimated to be $200,000, will be borne by the Company.

     The Special Warrants, Warrants and Common Shares issuable upon the exercise of Special Warrants or Warrants (the "Underlying Shares") have not been and will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), and such securities may not be offered or sold, directly or indirectly, within the United States or to a U.S. Person, unless an exemption from the registration requirements of the U.S. Securities Act is available. Special Warrants were sold in the United States in reliance upon an exemption from such registration. Subject to certain exceptions, the Special Warrants may not be exercised in the United States or by or for the account or benefit of any U.S. person and no certificate evidencing any Warrants or Underlying Shares will be delivered to an address in the United States.

     Until 40 days after the commencement of the distribution of the Common Shares and Warrants issued on the exercise or deemed exercise of the Special Warrants pursuant to this prospectus, an offer or sale of such securities within the United States by any dealer (whether or not participating in the offering) may violate the registration requirements of the U.S. Securities Act.

     The LB Special Warrants were issued pursuant to an indenture (the "LB Special Warrant Indenture") made as of June 7, 1996 between the Company and the Trustee. See "Details of the Offering - LB Special Warrants".

                            DETAILS OF THE OFFERING

UNDERWRITTEN SPECIAL WARRANTS

     Each Underwritten Special Warrant entitles the holder to acquire one Common Share and one-half of one Underwritten Warrant at no additional cost in certain circumstances. Each Underwritten Special Warrant is exercisable at any time during the period (the "Exercise Period") from the date of issue thereof until 4:30 p.m. (local time) (the "Expiry Time") on the fifth business day after the earlier of:

      (a) July 24, 1996 or such later date as the Company and the Underwriters and holders of Underwritten Special Warrants may agree to (the "Qualification Deadline); and

      (b) the day (the "Qualification Date") on which a receipt is issued for this prospectus by the last of the British Columbia and Ontario securities commissions to do so;

and, provided the Qualification Date has occurred on or before the Qualification Deadline, any unexercised Underwritten Special Warrants will be deemed, immediately prior to the Expiry Time, to be exercised by the holder without any further action on the part of the holder.

     The gross proceeds paid for the Underwritten Special Warrants are held in escrow by the Trustee pursuant to the Underwritten Special Warrant Indenture. If the Trustee receives notice from the Company that the Qualification Date has occurred on or before the Qualification Deadline, the gross proceeds, together with interest thereon, will be paid to the Company by the Trustee.

     If the Trustee receives a notice from the Company that the Qualification Date has not occurred on or before the Qualification Deadline, holders of Underwritten Special Warrants may elect to retract all of their Underwritten Special Warrants during the period (the "Retraction Period") from the first business day after the Qualification Deadline until 4:30 p.m. (local time) on the fifth business day after the Qualification Deadline and obtain repayment of the original purchase price for the Underwritten Special Warrants together with interest thereon. Any Underwritten Special Warrants that have not been so retracted by the holders thereof may be exercised during the Retraction Period and shall be deemed to have been exercised by the holders without any further action on the part of the holders upon the expiry of the Retraction Period.

     The Underwritten Warrants will be issued in registered form pursuant to a warrant indenture dated as of April 25, 1996 (the "Underwritten Warrant Indenture") between the Company and the Trustee. Each whole Underwritten Warrant entitles the holder thereof to acquire one Common Share at a price of $3.00 until 4:30 p.m. (local time) on October 31, 1997, after which time the Underwritten Warrants will become null and void.

     Under the Underwritten Warrant Indenture, the Company may, from time to time, purchase Underwritten Warrants in the market, by private contract or otherwise. No adjustment as to dividends will be made upon any exercise of Underwritten Warrants. Holders of Underwritten Warrants do not have any voting or pre-emptive rights or any other rights as shareholders of the Company. A copy of the Underwritten Warrant Indenture will be available for examination during normal business hours at the registered office of the Company during the period of distribution and for a period of 30 days thereafter.

     The Underwritten Special Warrant Indenture and the Underwritten Warrant Indenture provide that the rights conferred by the Underwritten Special Warrants and the Underwritten Warrants, respectively, will be subject to adjustment in certain events including, subject to certain restrictions, any reorganization of the share capital of the Company by way of consolidation, subdivision, merger, amalgamation, arrangement or otherwise, or the payment of stock dividends or making of other distributions in cash, property or securities to all or substantially all of the Company's shareholders.

     If Underwritten Special Warrants are exercised prior to the Qualification Date, the Common Shares and Underwritten Warrants issued upon such exercise and any Common Shares issuable upon the exercise of such Underwritten Warrants will be subject to a hold period and other restrictions upon transfer under applicable securities legislation and the policies of the TSE.

LB SPECIAL WARRANTS

     Each LB Special Warrant entitles the holder to receive upon exercise thereof one Class A Warrant and 1.2349792 Class B Warrants at no additional cost. Each LB Special Warrant is exercisable at any time during the period (the "LB Exercise Period") from the date of issue thereof until 4:30 p.m. (local time) (the "LB Expiry Time") on the fifth business day after the day that is the earlier of:

      (a) the date (the "Final Receipt Date") on which a final receipt is issued for this prospectus by the last of the British Columbia and Ontario securities commissions to do so; and

      (b) June 7, 1997 or such later date as the Company and LB Mining may agree to;

and any unexercised LB Special Warrants will be deemed, immediately prior to the LB Expiry Time, to be exercised by the holder without any further action on the part of the holder.

     Upon exercise or deemed exercise of the LB Special Warrants, the Class A Warrants and Class B Warrants will be issued in registered form only to LB Mining pursuant to the Class A and B Warrant Indenture.

     Upon the Company exercising the Guariche Option, each Class A Warrant will be deemed exercised and will entitle LB Mining to receive one Common Share, at the deemed price of Cdn.$3.35 (U.S.$2.44148) per share. In the event that the Company does not exercise the Guariche Option during the option period, the Class A Warrants will expire.

     If more than 500,000 excess ounces are established by semi-annual reserve studies within two years after the exercise of the Guariche Option, LB Mining may elect to exercise the Class B Warrants within 15 days of being notified of the establishment of such excess ounces in place of receiving payment of U.S.$5,000,000 of the U.S.$15,000,000 that the Company would owe LB Mining for such excess ounces. The Class B Warrants will terminate upon the earlier of:

      (a) the expiry of the option period, if the Company has not exercised the Guariche Option;

      (b) ten days after the fourth semi-annual reserve study following the exercise of the Guariche Option, if more than 500,000 excess ounces are not established; or

      (c) ten days after LB Mining elects to receive all of its payment from the Company for any excess ounces in cash.

     The Class A and B Warrant Indenture provides that the rights conferred by the Class A Warrants and Class B Warrants will be subject to adjustment in certain events including, subject to certain restrictions, any reorganization of the share capital of the Company by way of consolidation, subdivision, merger, amalgamation, arrangement or otherwise, or the payment of stock dividends or making of other distributions in cash, property or securities to all or substantially all of the Company's shareholders.

     No adjustments as to dividends will be made upon any exercise or deemed exercise of Class A Warrants or Class B Warrants. The holder of the Class A Warrants and Class B Warrants will not have any voting or pre-emptive rights or any other rights as a shareholder of the Company. A copy of the Class A and B Warrant Indenture will be available for examination during normal business hours at the registered office of the Company during the period of distribution and for a period of 30 days thereafter.

     The LB Special Warrants and the Class A Warrants and Class B Warrants are not transferable. If the LB Special Warrants are exercised or deemed to be exercised prior to the Final Receipt Date, the Class A Warrants and Class B Warrants issued upon such exercise and any Common Shares issuable upon the exercise of such Class A Warrants or Class B Warrants will be subject to a hold period and other restrictions upon transfer under applicable securities legislation.


                                 SHARE CAPITAL

     The Company is authorized to issue 750,000,000 Common Shares without par value, of which 46,181,661 Common Shares are issued and outstanding as of the date of this prospectus, and 750,000,000 preferred shares without par value, of which none are issued. Holders of Common Shares are entitled to one vote per Common Share at all meetings of shareholders, to receive dividends as and when declared by the directors of the Company and to receive a pro rata share of the assets of the Company available for distribution to shareholders in the event of liquidation, dissolution or winding-up of the Company. There are no pre-emptive, conversion or redemption rights attached to the Common Shares.


                                    DILUTION

     Holders of Underwritten Special Warrants who acquire Common Shares on the exercise of Underwritten Special Warrants will be subject to dilution. The following table sets forth the dilution per Common Share to such holders as at December 31, 1995 based on the consolidated balance sheet of the Company as at that date and assumes no Underwritten Warrants or Class A Warrants or Class B Warrants are exercised.


  Offering price allocated to each Common Share ......................  $2.60
  Net tangible book value before this offering .......................  $1.62
  Increase in net tangible book value attributable to this offering ..   0.14
                                                                        -----
  Net tangible book value after this offering ........................   1.76
                                                                        -----
  Dilution to subscribers ............................................  $0.84
                                                                        =====
  Percentage of dilution in relation to the offering price ...........     32%
                                                                        =====



                           ELIGIBILITY FOR INVESTMENT

     In the opinion of Ladner Downs, counsel to the Company, at the date hereof, the Common Shares issuable upon exercise of the Underwritten Special Warrants and Underwritten Warrants (the "Underlying Shares") are qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans under the Income Tax Act Canada (the "Tax Act"). The Underwritten Warrants will also be qualified investments. The Underlying Shares and the Underwritten Warrants do not constitute "foreign property" under the Tax Act as currently enacted. If currently proposed amendments to the Tax Act are modified in the manner confirmed to counsel for the Company in letters dated May 13, 1996 and June 12, 1996 from the Department of Finance of the Government of Canada and are enacted as so modified, the Underlying Shares and the Underwritten Warrants would not constitute "foreign property" as at the date hereof.


                                 LEGAL MATTERS

     Certain legal matters relating to the offering of the Underwritten Special Warrants, the Underlying Common Shares and the Underwritten Warrants were passed upon on behalf of the Company by Ladner Downs, Vancouver, and on behalf of the Underwriters by McCarthy Tetrault, Vancouver. In addition, certain other legal matters relating to the offering of the LB Special Warrants, the Class A Warrants and the Class B

Warrants were passed upon on behalf of the Company by Ladner Downs, Vancouver. Members of Ladner Downs and McCarthy Tetrault own less than one percent of the Common Shares.


                          PURCHASER'S STATUTORY RIGHTS

     Securities legislation in several of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces and territories of Canada securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages where the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for the particulars of these rights or consult with a legal adviser.


                   CONTRACTUAL RIGHT OF ACTION FOR RESCISSION

     In the event that a holder of an Underwritten Special Warrant or LB Special Warrant, who acquires Common Shares and Underwritten Warrants or Class A Warrants and Class B Warrants upon the exercise of the Underwritten Special Warrant or the LB Special Warrant, as the case may be, as provided for in this short form prospectus, is or becomes entitled under applicable securities legislation to the remedy of rescission by reason of this short form prospectus or any amendment thereto containing a misrepresentation, such holder shall be entitled to rescission not only of the holder's exercise of its Underwritten Special Warrant or LB Special Warrant but also of the private placement transaction pursuant to which the Underwritten Special Warrant or LB Special Warrant was initially acquired, and shall be entitled in connection with such rescission to a full refund of all consideration paid to the Company on the acquisition of the Underwritten Special Warrant or LB Special Warrant. In the event such holder is a permitted assignee of the interest of the original Underwritten Special Warrant or LB Special Warrant subscriber, such permitted assignee shall be entitled to exercise the rights of rescission and refund granted hereunder as if such permitted assignee was the original subscriber. The foregoing is in addition to any other right or remedy available to a holder of Underwritten Special Warrants or LB Special Warrants under Section 114 of the Securities Act (British Columbia), Section 130 of the Securities Act (Ontario) or otherwise at law.

                           CERTIFICATE OF THE COMPANY


Dated: July 2, 1996



     The foregoing, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities laws of British Columbia and Ontario.






      /s/ MICHAEL B. RICHINGS                      /s/  A.J. ALI
   --------------------------------          ------------------------------
        MICHAEL B. RICHINGS                            A.J. ALI
           President and                        Vice-President Finance
      Chief Executive Officer                and Chief Financial Officer




                      On Behalf of the Board of Directors




       /s/ ALAN G. THOMPSON                         /s/ PETER WALTON
   --------------------------------          ------------------------------
        ALAN G. THOMPSON                              PETER WALTON
            Director                                    Director

                        CERTIFICATE OF THE UNDERWRITERS


Dated: July 2, 1996



     To the best of our knowledge, information and belief, the foregoing, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities laws of British Columbia and Ontario.




      SCOTIAMCLEOD INC.                   FIRST MARATHON SECURITIES LIMITED


   /s/ JOHN A. MACDONALD                      /s/  KEITH L. PECK
  By:  JOHN A. MACDONALD                     By:   KEITH L. PECK



    YORKTON SECURITIES INC.                GOEPEL SHIELDS & PARTNERS INC.


   /s/  GORDON B. KEEP                          /s/  K. ROSS CORY
  By:   GORDON B. KEEP                         By:   K. ROSS CORY




The following includes the name of every person having an interest, either directly or indirectly, to the extent of not less than 5% in the capital of:


SCOTIAMCLEOD INC.:                  a wholly-owned subsidiary of a Canadian
                                    chartered bank;

FIRST MARATHON SECURITIES LIMITED:  a wholly-owned subsidiary of First Marathon
                                    Inc.;

YORKTON SECURITIES INC.:            Yorkton Holdings Limited; and

GOEPEL SHIELDS & PARTNERS INC.:     K.A. Shields, D.E. Roberts, R.E.T. Goepel,
                                    P.B. Nixon, K.R. Cory and H. Kerr.